SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 23, 2012

COLUMBIA BANKING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation)

0-20288	91-1422237
(Commission File Number)	IRS Employer Identification No.

1301 A Street

Tacoma, WA 98402

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (253) 305-1900

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 23, 2012, Columbia State Bank (the “Bank”), a wholly owned subsidiary of Columbia Banking System, Inc. (the “Company”), entered into a new Change in Control Agreement with Mark W. Nelson, the Executive Vice President and Chief Operating Officer of the Company and the Bank which renews the terms of his agreement for an additional five years.

In addition, on October 24, 2012, the Bank entered into a Change in Control Agreement with Clint Stein, pursuant to his promotion to Executive Vice President and Chief Financial Officer of the Company and the Bank. His agreement also has a term of five years and supersedes any prior agreement.

Under the terms of these agreements, in the event employment is terminated in connection with a change in control (as defined in the agreement), executive will receive severance benefits equal to two times his then-current annual base salary, vesting of all stock options and lapse of all restrictions with respect to restricted stock awards. In addition, in the event of any severance benefit paid under their respective agreement, the executive agrees not to compete with the Bank or the Company for a period of two years.

Item 9.01.	Financial Statements and Exhibits

(d)	The following exhibits are being furnished herewith:

10.1	Change in Control Agreement between Columbia State Bank and Mark W. Nelson dated October 23, 2012.

10.2	Change in Control Agreement between Columbia State Bank and Clint Stein dated October 24, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 29, 2012	COLUMBIA BANKING SYSTEM, INC.

	By:	/s/ Kent Roberts
Kent Roberts Executive Vice President, Director of Human Resources

EXHIBIT INDEX

Exhibit No.	Description

10.1	Change in Control Agreement between Columbia State Bank and Mark W. Nelson dated October 23, 2012

10.2	Change in Control Agreement between Columbia State Bank and Clint Stein dated October 24, 2012